UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 27, 2018
Stealth Technologies, Inc.
(Exact name of registrant as specified in its charter)
Nevada	000-54635	27-2758155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
801 West Bay Drive Suite 470 Largo, Florida 33770
(Address of principal executive offices)
Registrant's telephone number, including area code		727-330-2731

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 17, 2018, the Board of Directors of Stealth Technologies, Inc. (the "Company") appointed Tim Cabrera as a member of the Board of Directors. The appointment filled the vacancy left by the resignation of Ms. Michelle Pannoni. As compensation for his duties as a member of the Board of Directors, the Board of Directors agreed to issued Mr. Cabrera 500,000 shares of Series A Preferred Stock of the Company

Biographical Information

Tim Cabrera 47 – Director

Timothy Cabrera graduated Suma Cum Laude with M.B.A in Entrepreneurship with a diverse mix of skills. Having been a business process engineer for a large publicly traded company, Mr. Cabrera has brought his knowledge of Process Improvement and management efficiencies to multiple industries. Having implemented several strategies as Six Sigma and Lean Management Mr. Cabrera has created several models for business process improvement and profitability acceleration. Having experience ranging from managing large implementations for Fortune 500 companies to founding a National medical solutions company, Mr. Cabrera brings his vast experience in efficient operations as both a
Board Member as well as the Chief Operating Officer to Stealth Technologies, Inc. with the focus on creating profitable business processes and efficient methods of bringing consumer products to market.

Litigation
During the past ten years, Tim Cabrera has not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b. Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a. Any Federal or State securities or commodities law or regulation; or

b.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

c. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Material Plans, Contracts or Other Arrangements

Tim Cabrera is not a party to any material plan, contract or arrangement (whether or not written) to which a covered officer is a party or in which he or she participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stealth Technologies, Inc.
(Registrant)
Date:	April 27, 2018
		By:	/s/ BRIAN McFADDEN
		Name:	Brian McFadden
		Title:	President, Principal Executive Officer, Director